Exhibit 4.2
FIRST AMENDMENT
TO THE
HYMC 2020 PERFORMANCE AND INCENTIVE PAY PLAN
Pursuant to Section 18.1 of the HYMC 2020 Performance and Incentive Pay Plan, effective upon approval by holders of a majority of the outstanding shares of common stock, par value $0.0001 per share (“Common Stock”) of Hycroft Mining Holding Corporation, a Delaware corporation (the “Corporation”), present and entitled to vote at an Annual Meeting of Stockholders held on June 2, 2022, and the approval by Board of Directors of the Corporation as of April 18, 2022, Section 4.1.1 – Share Authorization is hereby amended to increase the number of shares authorized for issuance thereunder by 12,000,000, as follows:
“4.1.1 Share Authorization. Subject to adjustment as provided in Section 4.3, the maximum number of shares of Common Stock available for issuance to Participants under the Plan on or after the Effective Date (the “Share Authorization”) shall be 14,508,002 shares, which may be issued entirely in the form of Incentive Stock Options or through a combination of any one or more of the forms of Awards permitted under the Plan. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares or treasury shares.”